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                                                                   Exhibit 10.17

                            First Amendment to Lease


        The First Amendment to Lease entered into by and between Miramar FlexSpace, Ltd., a Florida Limited Partnership ("Miramar" or Landlord") and Invivo Corporation, a Delaware Corporation d/b/a Lumidor Safety Products ("Invivo" or "Tenant") this 12th day of June, 2000.

                                   WITNESSETH


        Whereas, on or about April 15, 1992 Miramar Interchange Associates, as landlord, and SafetyTek Corporation, as tenant, entered into a written lease for the premises identified as 11221 Interchange Circle South, Miramar, Florida consisting of approximately 8,820 square feet ("Original Lease"); and

        Whereas, Miramar FlexSpace, Ltd., is the successor in interest to Miramar Interchange Associates; and

        Whereas, Invivo Corporation is the successor in interest by merger to SafetyTek Corporation; and

        Whereas, on or about June 10, 1999, Miramar and Invivo entered into a Lease Extension Agreement extending the Lease Term of the Original Lease for the premises known as 11221 Interchange Circle South ("Original Space"), until August 31, 2000; and

        Whereas, Invivo wishes to lease additional space from Miramar and to otherwise amend certain provisions of the Original Lease as extended; and

        Whereas, the parties wish to set out their agreement in writing;

        NOW THEREFORE in consideration of the mutual covenants and conditions set out herein and other good and valuable consideration the receipt of which is hereby acknowledged, Miramar and Invivo for themselves, their successors and assigns, do covenant and agree as follows:

        1. The above recitations including that of consideration are true and correct.

        2. Commencing May 1, 2000, in addition to the leasing of the premises known as 11221 Interchange Circle South, Invivo hereby agrees to lease from Miramar the contiguous space known as 11251 Interchange Circle South, Miramar, Florida 11251 Interchange Circle shall hereinafter be referred to as the Additional Space (the "Additional Space").

        3. For purposes of this Amendment, the Original Space together with the Additional Space shall be referred to as the "New Premises". A sketch of the New Premises is attached as Exhibit "A". Commencing May 1, 2000, reference to premises in the Original Lease shall be deemed to be the New Premises. The Original Lease and this First Amendment to Lease shall collectively be referred to as the "Lease".

        4. The lease term for the New Premises shall begin on May 1, 2000 and shall expire September 30, 2005.

        5.      Base rent for the New Premises shall be as follows:

                             Total Annual           Monthly
Period                        Base Rent             Base Rent
5/1/00 - 9/30/00 - the same monthly payment required to be paid in the Original Lease for the Original Space
10/1/00-9/30/01            $   117,234.00         $    9,769.60
10/1/01-9/30/02            $   121,923.36         $   10,160.28
10/1/02-9/30/03            $   126,800.30         $   10,566.70
10/1/03-9/30/04            $   131,872.32         $   10,989.36


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
10/1/04-9/30/05            $   137,147.22         $   11,428.94

                Base rent as referenced above does not include any applicable taxes. Tenant shall also pay the same time and place as the base rent, such Florida state sales tax and such other applicable taxes or other income taxes or taxes of similar nature due on rentals, either city, state county and federal as may be in effect from time to time.

        6. In order to give Landlord a lien of equal priority with Landlord's lien for rent, any and all sums of money or charges required to be paid by Tenant under this Lease, whether or not the same be so designated, shall be considered additional rent. If such amounts or charges are not paid at the time provided in the Lease, they shall nevertheless, if not paid when due, be collectible as Additional Rent with the next installment of rent thereafter falling due hereunder, but nothing herein contained shall be deemed to suspend or delay the payment of any amount of money or charges as the same becomes due and payable hereunder, or limit any other remedy of Landlord.

        7. No additional security deposit is required for the Additional Space. Landlord acknowledges a present security deposit of $8,600.00.

        8. Tenant's proportionate share for the New Premises under the Lease shall be 14.33% (.1433).

        9. At all times during the term of this Lease, Tenant shall be responsible for its share of water and trash collection which presently is $155.00 per month.

        10. Tenant acknowledges that it is responsible for and shall pay as additional rent its proportionate share of any increase above the base year costs for real estate taxes assessed on the property of which the New Premises is a part.

        11. Tenant is responsible for and shall pay as Additional Rent its proportionate share of any increase above the base year costs for all insurance coverages carried by Landlord relating to the property and common elements of which Tenant has use of, access to or is a part.

        12. For each appropriate billing period, Landlord shall provide Tenant with a statement setting out the computation and charges for Tenant's proportionate share of real estate taxes and insurance. Payment shall be due within 15 days of receipt and shall be deemed additional rent.

        13.     The base year for all purposes shall be 1992.

        14. The business usage of the New Premises shall be the manufacturing and shipping of safety products, office and warehouse.

        15. Notwithstanding any language in the Original Lease, including paragraph 9 thereof, to the contrary, Tenant at all times shall maintain insurance against public liability, including that from personal injury or property damage in or about the premises resulting front the occupation, use or operation of the premises, insuring both Landlord, Landlord's managing agent and Tenant and naming the Landlord and Landlord's management agent as an additional insured therein, in amount not less than $1,000,000.00 per occurrence.

        16. Rules and Regulations. Tenant agrees to comply with all rules and regulations Landlord may adopt from time to time for operation of the Park, and protection and welfare of Park, its tenants, visitors and occupants. The present rules and regulations, which Tenant hereby agrees to comply with, entitled "Rules and Regulations" are attached hereto as Exhibit "B". Landlord may amend the rules from time to time and any future rules and regulations shall become a part of this Lease, and Tenant hereby agrees to comply with the same upon delivery of a copy thereof to Tenant, providing the same do not materially deprive Tenant of its rights established under this Lease. Landlord shall not be liable to Tenant for violation of the rules and regulations by other tenant(s).

        17. Tenant Improvements. Landlord shall perform the Tenant improvements as set out in Exhibit "C" attached hereto. All Tenant improvements contemplated herein shall be in accordance with Landlord's building standard improvements and all construction material shall be standard building grades as is ordinary and customary for Landlord at the project. Any construction or materials which Tenant wishes to improve or change from building standard or building grades shall only be made after written agreement and approval with pre-agreed arrangement


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                for payment of any additional costs or expenses as a result thereof. Certain of the Tenant improvements are being performed on the Original Source currently occupied by Tenant. Tenant agrees to reasonably cooperate with Landlord and allow Landlord to perform the agreed improvements necessary at the Original Space. Such cooperation shall include the ability of Landlord to perform these improvements during normal working hours. Landlord shall cooperate with Tenant to minimize interruption of Tenant's business operations during the performance of the Tenant improvements contemplated herein. Excluding solely those improvements set out in Exhibit "C" attached hereto; Tenant accepts the premises in "as is" conditions.

        18. Tenant specifically acknowledges that improvements to the Original Space set out in the Original Lease have been performed. Those improvements do not apply to this Amendment and do not apply to the Additional Space; the only improvements contemplated herein being those set out in Exhibit "C".

        19. It is specifically understood that Tenant shall pay the Rent for 11221 Interchange Circle South as set out in the lease Extension Agreement through April 30, 2000. Thereafter, this Amendment shall apply and the Lease Extension Agreement shall be superceded and of no effect.

        20. The Tenant is hereby granted one option to renew the Lease for the New Premises for and additional five- (5) year period on the following terms and conditions:

                a. Any right to renew is conditioned upon Tenant not being in default under any term of the Lease at the time of election to exercise the option, at the election of Landlord, at the time the extended period is to begin.

                b. If Tenant shall elect to exercise any option, it shall do so by giving Landlord written notice at least one hundred eighty (180) days prior to the expiration of the primary term of the Lease. Failure to provide proper notice within the time required shall terminate the pending or remaining option rights of the Tenant.

                c. The option to renew can only be exercised as to the entire New Premises.

                d.      The base year for the renewal period shall remain 1992.

                e. For each consecutive 12 months of the renewal period, the Base Rent shall increase four (4%) percent over the Base Rent of the prior 12 month period.

                f. Any option to renew relating to or concerning the Original Space, Additional Space or New Premises, if any, is no longer in effect and is superceded by the terms of the renewal option set out in this paragraph 20.

21. Any option to renew relating to or concerning the Original Space, Additional Space or New Premises, if any is no longer in effect and is superceded by the terms of the renewal option set out in this paragraph 20.

22. Each of the parties represents and warrants that it has dealt with no broker or brokers in connection with the execution of this Lease, except Adler Management services and of the parties agrees to indemnify the other against, and hold it harmless from, all liabilities arising from any claim for brokerage commissions or finder's fee resulting from the indemnitor's acts (including, without limitation, the cost of counsel fees in connection therewith) except for the persons or entities set forth above.

23. The Property is part of the Flexspace Network (the "Network"). The Landlord, through the Network, from time to time, may, but is not required to provide access to services, benefits and/or accommodations to Tenants within the Network. Tenant understands and agrees that Landlord is under no legal obligation to maintain, continue or make available the Network or any part thereof and the network and/or use thereof is not a condition of or consideration for Tenant entering into this Lease. Further, Landlord makes no warranties or representations whatsoever as to any services or products obtained through the Network and Tenant agrees and acknowledges that any claim, complaint or remedy shall be against the ultimate provider of the services or products and not against the Landlord.

24. In the event of a conflict between the terms of this Amendment and the Original Lease or lease extension agreement, the terms of this Amendment shall govern. The last sentence of paragraph 4 of the Original lease shall not apply to the transaction set out I this First Amendment. Otherwise the terms of the original Lease shall remain in full force and effects.


Signed and sealed on the date first above written.



Witnesses:                                  Landlord:
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                                            Miramar FlexSpace, Ltd. A Florida
                                            limited partnership
                                            By:  Miramar FlexSpace, LLC, it's
                                                 general partner
                                            By:  AP-Adler SPV, Ltd., its
                                                 managing member
                                            By:  AP-Adler GP LLC, its general
                                                 partner
                                            By:  AP Adler Investment Fund, its
                                                 managing member
                                            By:  Adler Newco-GP, Inc., its
                                                 managing general partner

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-----------------------                     ----------------------------------
                                            Bret Harris, Authorized Signatory

                                                              Tenant:

                                            Invivo Corporation, A Delaware
                                            Corporation
                                            d/b/a/ Lumidor Safety Products
-----------------------

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                                            By:
                                            ------------------------------------
                                            James B. Hawkins, President

This Document Prepared By:

Steven R. Brownstein, Esq.
Levey & Associates
1320 S. Dixie Highway - #1275
Coral Gables, FL  33146